Kelley Drye & Warren LLP
                              Two Stamford Plaza
                             281 Tresser Boulevard
                         Stamford, Connecticut  06901







                                       May 6, 1997




The Quick & Reilly Group Inc.
26 Broadway
New York, New York  10004

Gentlemen:

            We have acted as special counsel to The Quick & Reilly Group, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of the resale by a certain stockholder of the Company of an aggregate of 738,460 shares (the "Shares") of the common stock, par value $.10 per share, of the Company. Of such Shares, 492,307 were issued to such stockholder on March 7, 1997 pursuant to an Agreement and Plan of Merger by and among the Company, NW Acquisition Corp., Nash Weiss & Co. and Lee S. Casty, dated as of March 7, 1997 (the "Merger Agreement"). 246,153 of the Shares were issued to such stockholder in connection with a 3-for- 2 stock split of the Company's common stock which was effective on March 25, 1997. As such special counsel, you have requested our opinion as to the matters described herein relating to the issuance of the Shares.

            In connection with this opinion, we have examined and relied upon copies certified or otherwise identified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company, minutes of the Company's corporate proceedings, as made available to us by officers of the Company, an executed copy of the Registration Statement, together with all schedules and exhibits thereto, in the form to be filed with the Securities and Exchange Commission, an executed copy of the Merger Agreement and such matters of law and fact deemed necessary by us in order to deliver the within opinion. In the course of such examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the Company.


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The Quick & Reilly Group Inc.       -2-                         May 6, 1997



            Based on the foregoing and solely in reliance thereon, it is our opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein under the caption "Legal Matters."


                                Very truly yours,

                                Kelley Drye & Warren LLP




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